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                                                                   Exhibit 10(e)

                       Skylands Community Bank 401(k) Plan
                            Summary Plan Description

INTRODUCTION

Sooner or later, you're going to need savings to supplement your retirement income. Achieving financial security for your future is not just a matter of how much you earn, but more importantly, it's how much you save.

By saving regularly through the 401(k) savings plan, even if only a few dollars each payday, you can accumulate more money in a few years than you'd think possible. It is one of the surest ways to give you a head start on developing financial security.

Skylands Community Bank wants to help you meet your financial goals with this Plan. Your savings grow faster with tax-deferred dollars, Company contributions (if any), and investment opportunities. Set your goals high and join the Plan.

This booklet describes the major features of the Skylands Community Bank 401(k) Plan for Plan Years beginning August 1, 1997. Read this booklet carefully and think about it. The question should not be whether you should join, but how little or how much you should invest for your financial security.

Copies of the Plan and certain related documents are available for your review in the offices of the Company. If there are any differences between this description and the terms of the Plan document, the terms of the Plan document will govern.

From time to time, application is made to the Internal Revenue Service for a ruling that the Plan is qualified under the Internal Revenue Code. Changes to the Plan may be required because of federal law or related regulations or may be made by the Company. You will be informed of important changes.
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WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

All employees of Skylands Community Bank are eligible to participate in the Plan, upon completing the participation requirements of the Plan.

WHEN DOES PLAN PARTICIPATION BEGIN?

An eligible employee becomes a participant of the Plan on or after reaching age 21 and completing one Year of Eligibility Service. A Year of Eligibility Service is accomplished after completing 1,000 hours of service during your first twelve months of employment. If 1,000 hours of service is not completed in the first twelve months of service, you may complete 1,000 hours of service in any calendar year.

Participation is entirely voluntary. You may enroll in any month once you become eligible. To enroll, you must complete an Enrollment Form and return it to the Company, by the date established by the administrator at your Company. Your contributions will then begin in the first payroll cycle of the following month.

HOW DOES THE PLAN WORK?

The basic operation of the Plan is simple:

      You set aside a percentage of your eligible earnings every pay period for the purpose of increasing your future financial security. The amount you set aside is called a "deferral" because you are choosing to defer part of your salary into the Plan for your retirement instead of receiving it in cash now. The amount you defer and additional Company contributions, if any, are invested in the investment options provided in the Plan, as you direct.

      The advantage of deferring income is that the amount you defer is subtracted from your paycheck before income taxes are calculated. This means you contribute to the Plan on a before-tax basis and defer the federal income taxes on your contributions to the Plan. Any additional Company contributions, if any, or on any accumulated investment earnings will also be tax-deferred until you withdraw money from the Plan.

      The Plan has several features that allow you to tailor it to your own personal needs. It is voluntary, so you join only if it fits your financial program. You decide how much you contribute and how your contributions are to be invested, and you also have the right to change these decisions.


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WHAT CONTRIBUTIONS ARE MADE TO THE PLAN?

      o     YOUR CONTRIBUTIONS

            Your contributions to the Plan are made from your eligible earnings before taxes are taken out. You may contribute from 1% to 15% (in whole percentages) of your eligible earnings. There may be restrictions on contributions from certain higher paid employees.

            For purposes of the Plan, eligible earnings are defined as compensation as reflected on your Form W-2, including overtime, bonuses, commissions, severance pay, dependent care, company car expenses, employee business expenses, moving expenses, nonqualifed plan distributions and other noncash fringe benefits, but excluding sick pay payable from a third party, group term life insurance and tips.

      o     NONELECTIVE CONTRIBUTIONS

            The Company may decide to make an additional contribution to the Plan, although the Company is not required to make this contribution. Your share of the nonelective contribution is in proportion to your eligible earnings compared to the eligible earnings of the other employees who will also share in the contribution.

ARE THERE ANY LIMITATIONS TO THE AMOUNT I CAN CONTRIBUTE?

The Internal Revenue Service requires that retirement plans which permit employees to defer taxes by making elective contributions to satisfy a rather complex test. In order to pass this test each year, it may be necessary to limit the elective contributions made by certain owners and/or the higher-paid Company employees by adjusting these contributions to a level that is considered nondiscriminatory. The Company will monitor these contributions. If such an adjustment becomes necessary, the affected employees will be notified.

The annual dollar amount that you can contribute to your account is also limited by Congress. For 1997 the limit is $9,500. This limit may increase annually to reflect cost-of-living increases.

If you take a hardship withdrawal, the minimum you can contribute during the calendar year following your withdrawal is reduced by the amount you contributed during the year you received the withdrawal.

Congress also limits the annual eligible earnings to be considered for purposes of plan contributions and testing to $160,000 in 1997. This limit may also be increased periodically to reflect cost-of-living increases.


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AM I ALWAYS 100% VESTED IN THE MONEY IN MY ACCOUNTS?

You are always 100% vested in your own contributions to the Plan, and any investment earnings on your contributions. Vested means this portion of your Account Balance cannot be forfeited. You will also be 100% vested in Nonelective Contributions, since the Plan provides for immediate vesting for Company Contributions. If you terminate employment with the Company for any reason including permanent disability (defined later in this booklet), if you attain age 65 (the Normal Retirement Age defined in the Plan) and are employed by the Company, or in the event of your death while employed by the Company, you remain 100% vested.

CAN I FORFEIT ANY PORTION OF MY ACCOUNT?

No, the plan provides for 100% immediate vesting for all Company Contributions.

WHAT HAPPENS IF I BECOME PERMANENTLY DISABLED?

If you become permanently disabled, you become 100% vested in all your accounts. You are considered permanently disabled if you become eligible for disability benefits under the Company's long term disability plan.

HOW ARE CONTRIBUTIONS INVESTED?

Amounts contributed to the Plan are held in a trust created under the Plan. Contributions allocated to your account are invested according to your direction. Different investment funds are offered, each has different investment objectives. You have been provided by the Administrative Committee with a description of each of these investment finds. Contact the Administrative Committee if you have questions regarding the different investments offered in the Plan.

WHAT HAPPENS IF I CHANGE MY MIND?

Effective the beginning of any month, you can make a change to:

      o increase or decrease the amount of your contribution (change every 30 days);
      o     the investment of your future contributions (change every 30 days);
            or
      o reallocate/transfer your current account balance (change every 90 days).

Any of these changes may be made in the time and manner determined by the Administrative Committee from time to time. However, following your initial enrollment or after one of the three changes noted above, you cannot make the same type of change for at least the number of days specified above.


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You may suspend your contributions effective with the first payroll of any month by changing your contributions to 0%, in the time and manner determined by the Administrative Committee from time to time. Once you suspend your contributions, you may not resume contributing for 30 days.

If you choose to reallocate your account balance, certain restrictions apply. If any monies are invested in the Yield Plus Fund you may not transfer those monies directly into the Government Money Market Fund.

WILL I RECEIVE A STATEMENT OF MY ACCOUNT?

You will receive a quarterly statement that shows the activity in your account for the calendar quarter, including contributions and investment earnings.

HOW IS THE VALUE OF MY ACCOUNT DETERMINED?

The value of your account can change depending on several factors which include:

      (a)   contributions that are made to the account;

      (b)   increases or decreases in the market value of investments;

      (c) cost of investment management expenses and transactional costs (contact the administrator at the Company for information on these expenses and transactional costs, if any); and

      (d)   loans and loan repayments.

All investments involve some risk. Thus, the value of the different investments may go down as well as up and the value of your account will vary accordingly. The statement of your account will reflect all transactions affecting the value of your account.

WHEN CAN I RECEIVE PLAN BENEFITS?

Benefits are payable to you after you leave the Company for any reason (retirement, termination, disability or death):

      o If you leave the Company for any reason, you can receive your vested benefits in a single lump sum payment or have the payment paid as a "direct rollover" to your individual retirement arrangement (IRA) or to another employer's tax qualified plan (if separation is due to your death, direct rollover is only available if your beneficiary is your spouse).


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            If your account balance is greater than $3,500, you may choose to receive monthly installments or defer payments until age 70 1/2.

            If you choose to defer payments, your account will continue to be invested the way you direct and will be adjusted for any gains or losses which occur.

            If you elect to have the distribution paid to you in a lump sum, you will receive only 80% of your vested account balance, because 20% is required to be withheld by the Company and sent to the IRS as income tax withholding to be credited against your taxes. The only exception to this requirement is if your vested benefit is less than $200.00. Before electing your payment from the Plan, you will receive a notice describing the elections you may make for your payment.

      o In the event of your death, you are 100% vested and the amount in your account is payable in a single lump sum to your beneficiary. If you are not married, you may name anyone as your beneficiary, or change your beneficiary at any time on a form provided for that purpose. If you are married, you must name your spouse as beneficiary unless your spouse agrees to the selection of someone else. Unless otherwise elected, the beneficiary will be your spouse or, if you have no surviving spouse, your descendants, or if you have no surviving descendants, your beneficiary will be your estate.

      o If you continue working for the Company after age 70 1/2 and you are more than a 5% owner, you must begin to receive your benefits by April 1 following the year in which you reach age 70 1/2, even if you are still employed at the time.

HOW ARE MY DISTRIBUTIONS FROM THE PLAN TAXED?

Distributions from this Plan that are received by you or your beneficiary are subject to current income taxes. However, under certain circumstances, such as a distribution to you or your spouse as your beneficiary, the income taxes on Plan distributions may be postponed or reduced. You will receive additional information about distributions from the Plan at the time you or your beneficiary is entitled to receive a benefit.

Distribution rules provide that any part of the taxable portion of a distribution from a qualified plan (such as this Plan) can be rolled over to another tax-qualified plan or individual retirement account. The distribution(s) that will not be eligible to be rolled over are when the distribution is one of a series of substantially equal payments made over the life (or joint life expectancies) of the participant and his or her beneficiary, or over a specified period of 10 years or more, or a minimum required distribution because a participant, who is more than a 5% owner, has attained age 70 1/2.


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You are permitted to elect to have any distribution that is eligible for rollover treatment specified by you as a Direct Transfer and transferred directly to an eligible transferee plan. Such a distribution will not be subject to 20% withholding. You will receive a written explanation of your distribution options within a reasonable period of time before receiving a distribution that is eligible to be rolled over.

If you elect to have your benefit transferred as a Direct Transfer, then you must provide the administrator at your Company, in a timely manner, with information regarding the transferee plan. The administrator at your Company is entitled to reasonably rely on the information that you provide to him or her, and will not independently verify it.

Federal income tax withholding at a rate of 20% is required on any distribution that is eligible to be rolled over but is not transferred directly to an eligible transferee plan. Unlike distributions under prior law, you cannot elect to forego withholding on these distributions.

As an alternative to deferring the payment of taxes through a rollover or Direct Transfer, you (or your beneficiary) may elect to apply five (5) year forward averaging treatment to any distribution you receive from the Plan. However, five year averaging can be applied only once and you must have attained age 59 1/2 at the time of the distribution. You may not elect five (5) year forward averaging after December 31, 1999. Ten (10) year forward averaging is still available, provided you attained age 50 before January 1, 1986. However, using ten year averaging eliminates the ability to elect five year averaging after age 59 1/2. This averaging may, in most cases, have the effect of reducing the amount of any income taxes due on your distribution. In order to take advantage of this special tax treatment, you must have been a Plan participant for part of at least 5 taxable years (no such requirement applies if the distributee is your beneficiary).

This section summarizes only the federal (not state or local) tax rules that might apply to your payment. Therefore, you may want to consult with a professional tax advisor before you take a payment of your benefits from the Plan. The rules described above are complex and contain many conditions and exceptions that are not included in this section. If for example, your distribution from the plan is not eligible to be rolled over, such as a death benefit payable to a nonspouse beneficiary, the old elective withholding rules continue to apply.

MAY I WITHDRAW FUNDS WHILE STILL EMPLOYED?

You may withdraw all or part of your vested account once you reach age 59 1/2.

In the event of a financial hardship you may withdraw your own contributions as well as any vested Matching and Nonelective Contributions. For purposes of calculating the amount available for a hardship distribution, elective contributions will exclude any interest earned after the end of the last plan year ending before July 1, 1989 (for calendar year plans, earnings on elective deferrals will be excluded after December 31, 1988).


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To make a hardship withdrawal under current Internal Revenue Service rules, you must be able to show that you are suffering an immediate and heavy financial hardship and that the money cannot be obtained from any other source.

Circumstances that qualify as an immediate and heavy financial hardship are:

      (a)   medical expenses not covered by insurance for you and your family;

      (b)   the purchase of your principal residence;

      (c) post-secondary tuition casts for the next 12 months for you and your family;

      (d) the need to prevent eviction from or foreclosure on your principal residence.

In addition, the hardship distribution must be no more than the amount necessary to satisfy your immediate and heavy financial needs including any income taxes or penalties which are expected to result from the distribution. The minimum request is $500. You also must first request the maximum amount available to you as a loan under all plans maintained by the Company.

Your hardship withdrawal may be subject to the requirement that 20% be withheld for federal income taxes, and may be subject to an additional 10% excise tax imposed by the IRS. You will be suspended from making elective contributions for twelve (12) months after you receive the hardship distribution.

HOW DO LOANS WORK?

Loans will be made on a uniform and non-discriminatory basis.

Loans are a way to receive part of your account without paying taxes - by borrowing from your account. The minimum loan is $500. You can borrow 50% of your vested account to a maximum of $50,000. However, the $50,000 will be reduced by the highest outstanding loan balance you had during the previous twelve month period.

Loans must be fully repaid through payroll deductions within 5 years unless the loan is used for the purchase of your primary residence. Loans used to purchase your primary residence may be repaid within 30 years. You have to repay any outstanding loan before a new loan can be made. The interest rate for a loan will be the rate in effect in the month your loan is effective. The interest rate is equal to the current prime rate plus two percentage points. If you terminate employment, any remaining payments are due immediately unless you are a party in interest. If you qualify as a party in interest, you may continue to repay your loan after employment. If you do not repay the loan, the outstanding loan balance becomes a taxable event.


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IF I RECEIVED A DISTRIBUTION FROM THE PLAN OF ANOTHER EMPLOYER, MAY I CONTRIBUTE
THAT AMOUNT TO THE PLAN?

Yes. You may make a Rollover Contribution of benefits, in cash (exclusive of any voluntary nondeductible contributions), from a qualified retirement plan of a former employer to this Plan, either directly or through an individual retirement account which only contains rollover contributions from another qualified plan, plus earnings. You may request a Direct Transfer of your account in a previous employer's qualified plan or you may be able to roll over a distribution which was tax deferred, but with respect to a rollover you must do so within 60 days of receiving a distribution from the other plan.

WHAT ARE TOP-HEAVY PROVISIONS?

A top-heavy plan is a plan in which 60%, or more of the account balances held under the Plan belong to "key employees". Key employees are generally officers, shareholders, and owners. If the Plan becomes top-heavy, the Plan would be required to provide for minimum contributions and top heavy vesting. The minimum contribution is generally a contribution by the Company of 3% of your compensation unless all key employees receive a contribution of less than 3% of their compensation. The amount you contribute to the Plan is not included in calculating the 3% contribution made by the Company.

      ADDITIONAL ITEMS

A.    BENEFIT CLAIMS PROCEDURE

      Under the Plan, you receive your benefit as a matter of course. Accordingly, there is little need for you to file a claim for benefits from the Plan. However, at some time you, your Beneficiary or some other person may not agree with the Company about a benefit. The person who disagrees about the benefit is called "Claimant". In that case, there is a claims procedure so that the Claimant can file an application for a review of the issue.

      If the Claimant's application is denied, the Administrative Committee will so notify the Claimant within 30 days and give reasons for the denial. This notice will refer to the specific Plan provisions on which the denial is based, will explain the review procedure and will specify whether additional information is needed from the Claimant.

      Within 60 days after receiving the denial, the Claimant may submit a written request for reconsideration of the application to the Administrative Committee. Documents or records relied on by the Claimant should be filed with the request. The Claimant may review relevant documents and submit issues and comments in writing.


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      The Administrative Committee will review the claim within 60 days (or 120 days if special circumstances exist, in such cases a hearing may be held) and provide a written response to the appeal. The response will explain the reasons for the decision and refer to the provisions of the Plan on which the decision is based. This decision of the Administrative Committee is the final one under this claims procedure.

B.    PENSION BENEFIT GUARANTY CORPORATION

      Benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation. The reason is that plans that provide for individual accounts, such as the Plan, are excluded under the ERISA provisions which provide for such insurance coverage.

C.    INVESTMENT INFORMATION

      The Plan is called "an individual account plan". This means that you and all other participants have their own account in the Plan. The Plan is intended to satisfy the requirements of Section 404(c) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). An ERISA
      Section 404(c) plan is an individual account plan which is designed to provide you with the opportunity to exercise control over the assets in your individual account, and also provides you with the opportunity to choose, from among a range of investment funds, the manner in which the assets in your account are invested. This means that you will have the responsibility for the investment decisions you make and neither ADP nor State Street Bank nor the Company will have any liability to you under ERISA for any investment losses that may result from your decision. You will be provided with the required investment information by the Company along with the address and telephone number of the Company. The Company will provide you with the following information at your request:

      o a description of the annual operating expenses of each designated investment which reduces your rate of return, and the aggregate amount of such expenses expressed as a percentage of average net assets

      o copies of any financial statements and reports and any other materials relating to investments under the Plan,

      o a list of the assets comprising the portfolio of each investment and the value of each such asset,

      o     information concerning the unit value of each investment,

      o information concerning the unit value of the investments in your account.


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D.    ERISA RIGHTS

      As a participant in the Plan, under ERISA you are entitled to the following rights:

      1) to examine without charge all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions;

      2) to obtain copies of all Plan documents and other Plan information upon written request to the Administrative Committee. A reasonable charge may be made for the copies;

      3) to receive a summary of the financial reports of the Plan. The Administrative Committee is required by law to furnish each participant with a copy of these reports; and

      4) to obtain a statement telling you whether you have a right to receive benefits under the Plan and if so, what your benefits would be if you leave the Company. If you do not have a right to Plan benefits, the statement will tell you how many more years you must work to earn a right to benefits. This statement must be requested in writing; it is not required to be given more than once a year. The Plan must provide the statement free of charge.

      In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of employee benefit plans. The Administrative Committee who administers your Plan has a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one (neither the Company nor any other person) may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

      Under ERISA, there are steps you may take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrative Committee to provide the materials and to pay you up to $100 a day until you receive the materials, unless the materials were not sent for reasons beyond the control of the Administrative Committee or Trustees. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.


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      If it should happen that fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay the costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds that your claim is frivolous. If you believe that your rights under the Plan have been violated, you have the right to bring legal action against the Plan in a court of law.

      If you have any questions about the Plan, you should contact the Administrative Committee. If you have any questions about your rights under ERISA, you should contact the nearest Area Office in the U.S. Labor-Management Services Administration, Department of Labor.

E.    NON-ASSIGNMENT OF BENEFITS

      You may not assign the benefits provided for you by the Plan, nor are these benefits subject to the claims of any creditor, unless otherwise provided by law. One exception to this rule is the "Qualified Domestic Relations Order". A Qualified Domestic Relations Order is defined as a judgment, decree or court order, approving property settlement agreements, and/or relating to child support, alimony or marital property rights of a spouse, child or other dependent of a participant. To be binding, a Qualified Domestic Relations Order must specify certain required legal information and cannot alter the amount or form of Plan benefits.

F.    RIGHTS TO EMPLOYMENT

      The existence of the Plan does not affect the employment rights of any employee or the rights of the Company to discharge an employee.

G.    FUTURE OF THE PLAN

      While the Company hopes and expects to continue the Plan indefinitely, it reserves the right to terminate, discontinue making contributions to, amend or modify the Plan at any time, acting trough written resolution of the controlling entity of the Company. Upon termination of the Plan, you will become l00% vested in any Nonelective Contributions made prior to the termination of the Plan. (You are always fully vested in your contributions.) The Company will make distributions upon Plan termination as soon as administratively feasible.


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H.    VETERANS' RIGHTS

      If you are a returning veteran, special rules apply to your own elective contributions. In general, reemployed veterans are permitted to make additional elective contributions with respect to their period of military service during a period which begins on their date of reemployment and has the same length as the lesser of (l) the period of their absence due to uniformed service, multiplied by three or (2) five years. If you are a returning veteran and believe you may be entitled to contribute under these special provisions, please contact the Administrative Committee.


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I.    MISCELLANEOUS ITEMS

      Plan Name:                        Skylands Community Bank 401(k) Plan

      Plan Sponsor:                     Skylands Community Bank
                                        24-26 Crossroads Center South, Route 517
                                        Hackettstown, NJ 07840
                                        (908) 850-9010

      Effective Date:                   Effective May 1, 1992 and amended and
                                        restated August 1, 1997

      Employer ID. Number:              22-2975774

      Plan Number:                      001

      Type of Plan:                     Defined Contribution Plan

      Plan Year:                        Calendar Year

      Administrative                    Skylands Community Bank
      Committee:

      Trustee:                          State Street Bank
                                        200 Newport Avenue
                                        North Quincy, MA 02171
                                        (617)786-3000

      Service of Process:               Upon any Administrative Committee Member

      Type of Administration:           Administrative Committee

A complete list of all locations with eligible employees can be obtained from the Administrative Committee.


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                    SUMMARY OF MATERIAL MODIFICATIONS TO THE
                     AUTOMATIC DATA PROCESSING 401(K) PLAN

A Summary Plan Description (SPD), a brief explanation of the terms of the 401(k) plan was provided to all employees who are eligible to participate in the 401(k) plan.

The plan has recently been amended to make changes to the master prototype plan document. This Summary of Material Modifications (SMM) modifies the SPD and provides a brief explanation of the changes that were made to the plan. A copy of this SMM should be attached to your SPD and kept in a convenient place for future reference.

The effective date for the changes in this SMM is January 1, 1998, except item I which is effective May 1, 1999.

I.    You can make a change to:

      o     The investment of your future contributions (change can be daily)*;
      o Reallocate/transfer your current account balance (change can be daily)*; or
      o Increase or decrease the amount of your contributions (change every 30 days).

      *Previously these changes were permitted every 30 days.

II. If you are a more than 5% owner, and you continue working for the Company after age 70 1/2, you must begin to receive your benefits by April 1 following the year in which you reach age 70 1/2, even if you are still employed at the time.

      Previously, ANY participant who attained age 70 1/2 was required to begin receiving distributions from the plan no later than April 1 following the year in which the person attained age 70 1/2.

III.  Any reference to $3,500 throughout the SPD has been changed to $5,000.

IV.   The following was added in the section labeled "Additional Items" in the
      SPD:

      VETERAN'S RIGHTS

      If you are a returning veteran, special rules apply to your own elective contributions and company matching contributions. In general, re-employed veterans are permitted to make additional elective contributions with respect to their period of military service during a period which begins on their date of reemployment and has the same length as the lesser of (1) the period of their absence due to uniformed service, multiplied by three or (2) five years. The company will match (if the plan provides for a matching contribution) any additional elective contributions at the same rate that would have been required had they actually been made during your period of uniformed service. If you are a returning veteran and believe you may be entitled to contribute under these special provision, please contact the Administrative Committee.

V. Section C. of "How is the Value of My Account Determined?" has been changed to read as follows:

      (c) cost of investment management expenses and transactional costs (contact the administrator at the Company for information on these expenses, transactional costs and service charges, if any); and

Please note, some of the above changes may already be contained in your SPD.